Exhibit 99.1
The First Bancorp Announces Second Quarter Results
Strong Year-Over-Year Net Income Growth, Net Interest Margin Expansion, and Continued Favorable Asset Quality Highlight Second Quarter Performance
DAMARISCOTTA, ME, July 23, 2025--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), ("the Company", "we", "us", "our"), parent company of First National Bank, today reported unaudited results for the quarter ended June 30, 2025. Net income for the period was $8.1 million with fully diluted earnings per share of $0.72. The Company also reported unaudited results for six months ended June 30, 2025, with net income for the period of $15.1 million and fully diluted earnings per share of $1.35.
Second Quarter Notable Items:
•Net Income of $8.1 million is the strongest earnings quarter since Q4 2022 and represents:
◦growth of 30.7% from Q2 2024; diluted EPS growth of 30.0%
◦growth of 13.9% from Q1 2025; diluted EPS growth of 13.7%
•Total assets reached $3.20 billion, an increase of $12.1 million in Q2
•Efficiency Ratio improved to 52.39%
•Net Interest Margin of 2.52% is highest since Q1 2023 and is:
◦an increase of 31 basis points from Q2 2024
◦an increase of 4 basis points from Q1 2025
•Ratio of Non-Performing Assets to Total Assets of 0.19%
•Tangible Book Value per share rose to $20.94, up 9.1% from Q2 2024
•Quarterly shareholder dividend increased to $0.37 per share

CEO COMMENTS
"I am pleased to report continued improvement in operating results for the second quarter of 2025, demonstrated by our highest level of quarterly earnings since the fourth quarter of 2022," commented Tony C. McKim, the Company's President and Chief Executive Officer. "Net income of $8.1 million for the quarter is an increase of 30.7% from the second quarter of 2024, and year-to-date through six months, earnings have increased 24.2% from a year ago.

"The primary driver of the Company's improved performance is higher levels of net interest income spurred by earning asset growth and margin expansion. Our net interest margin improved to 2.52% in the second quarter of 2025, a lift of 31 basis points from the 2.21% margin from the same period a year ago, while earning assets have increased $115.5 million.
"Balance sheet expansion was slower in the second quarter and was centered in the loan portfolio," continued Mr. McKim. "New loan production during the quarter totaled $132 million as we continue to be selective in the credits and pricing structures being added to the Bank's balance sheet. Local funding balances were essentially flat in the second quarter, as is typical for the time of year. Asset quality remains favorable, while capital and liquidity positions continue to be solid. Our entire team has been focused on restoring the Company's traditionally strong operating performance, and it is gratifying to witness those efforts coming to fruition."
OPERATING RESULTS Q2 2025 v. Q2 2024 (prior year quarter)
Net income was $8.1 million for the three months ended June 30, 2025, an increase of $1.9 million or 30.7% from the second quarter of 2024. Net interest income was $18.4 million for the three months ended June 30, 2025, an increase of $3.3 million or 22.1% from the second quarter of 2024. Net interest margin improved to 2.52% for the second quarter of 2025, up from 2.21% in the prior year quarter. The 31 basis point lift in margin was the result of a 12 basis point increase in the tax equivalent yield on earning assets coupled with a 20 basis point decrease in the cost of total liabilities. Earning assets averaged a yield of 5.34% for the three months ended June 30, 2025, while total liabilities carried an average cost of 3.28%.
A provision for credit losses of $486,000 was recorded in the second quarter of 2025, compared with a provision of $512,000 in the second quarter of 2024. The current period expense consisted primarily of a $348,000 provision to the allowance for credit losses on loans and a $137,000 increase to the reserve for unfunded commitments, the former driven largely by a slight deterioration in economic forecasts, and the latter centered in a larger pipeline of committed loans as compared to the prior quarter.
Total non-interest income was $4.1 million for the three months ended June 30, 2025, consistent with the second quarter of 2024. Total non-interest expense for the three months ended June 30, 2025, was $12.2 million, an increase of $949,000, or 8.4%, from the second quarter of 2024. The period-to-period change is mostly attributable to employee salaries and benefits, resulting from salary costs, lower deferred salaries, and normalization of incentive compensation accruals. The Company's efficiency ratio for the second quarter of 2025 was 52.39%, improved from 56.35% in the prior year quarter.

OPERATING RESULTS Q2 2025 v. Q1 2025 (linked quarter)
Net income was $8.1 million for the three months ended June 30, 2025, an increase of $1.0 million or 13.9% from the first quarter of 2025. Net interest income of $18.4 million for the three months ended June 30, 2025, was an increase of $610,000 or 3.4% from the linked quarter. The net interest margin of 2.52% in the second quarter of 2025 was an improvement of 4 basis points. Margin improvement was driven by a 6 basis point increase in the tax equivalent yield on earning assets to 5.34%. The total cost of interest bearing liabilities increased slightly to 3.28% for the second quarter.
Total non-interest income of $4.1 million for the three months ended June 30, 2025, was up $127,000 from the linked quarter. The change is centered in a $116,000 increase in Debit Card income, along with modest gains in mortgage banking and wealth management revenue. Total non-interest expense for the three months ended June 30, 2025 was $12.2 million, a decrease of $645,000, or 5.0%, from the linked quarter. The change is mostly attributable to employee salaries and benefits which were elevated in the first quarter by one-time retirement payouts and seasonal payroll tax effects.
LOANS, TOTAL ASSETS & FUNDING
Total assets at June 30, 2025, were $3.20 billion, up $12.1 million in the second quarter and up $114.6 million from a year ago. Earning assets increased $11.0 million during the quarter comprised primarily of an increase in loans of $10.9 million. Earning assets have increased by $115.5 million since June 30, 2024, centered in loan growth of $146.3 million.
Loan balances grew at an annualized rate of 1.85% in the second quarter, the net effect of new loan production, scheduled amortization, and payoffs during the period. Municipal loans grew $7.8 million, multifamily loan balances increased $5.9 million, and commercial and industrial balances increased $1.7 million; commercial real estate balances fell by $11.4 million. The residential mortgage and home equity loan segments also contributed to loan portfolio growth, up $1.1 million and $2.8 million, respectively in the second quarter.
Total deposits at June 30, 2025 were $2.71 billion, down $6.0 million during the period, and up $127.3 million, or 4.9%, from June 30, 2024. Non-maturity deposits followed normal seasonal patterns and were down $15.3 million in the second quarter, while time deposits increased $9.3 million; borrowed funds increased $10.7 million, principally in customer repurchase agreements. Uninsured deposits as of June 30, 2025, were estimated at 17.7% of total deposits, and 73% of uninsured deposits were fully collateralized. Available day-one liquidity was $718 million, sufficient to cover 150% of estimated uninsured deposits.

ASSET QUALITY
Asset quality remains favorable. As of June 30, 2025, the ratio of non-performing assets to total assets was 0.19%, unchanged from March 31, 2025 and up modestly from 0.09% of total assets reported as of June 30, 2024. Similarly, the ratio of non-performing loans to total loans was 0.25% as of June 30, 2025, unchanged from March 31, 2025 and up modestly from 0.11% reported as of June 30, 2024. Past due loans remain low at 0.23% of total loans as of June 30, 2025, down from 0.33% of total loans as of March 31, 2025 and up from 0.15% of total loans as of June 30, 2024.
The Allowance for Credit Losses ("ACL") on loans stood at 1.04% of total loans as of June 30, 2025, as compared to an ACL of 1.05% and 1.10% of total loans as of March 31, 2025, and June 30, 2024, respectively. Net loan charge-offs in the second quarter totaled $633,000 resulting in an annualized year-to-date net charge-off rate of 0.07% of total loans.
CAPITAL
The Company’s regulatory capital position remained strong as of June 30, 2025. The Leverage Capital ratio was an estimated 8.47% as of June 30, 2025, as compared to the 8.40% and 8.58% reported as of March 31, 2025, and as of June 30, 2024, respectively, with period-to-period changes attributable primarily to earning asset growth. The estimated Total Risk-Based Capital ratio was 13.33% as of June 30, 2025, as compared to the 13.12% and 13.24% reported as of March 31, 2025, and as of June 30, 2024, respectively. The Company's tangible book value per share was $20.94 as of June 30, 2025, up from $20.44 as of March 31, 2025 and up from $19.20 as of June 30, 2024. An improved unrealized loss position on available-for-sale securities contributed to the Tangible Common Equity ratio increasing to 7.41% as of June 30, 2025, up from 7.25% as of March 31, 2025 and 7.00% as of June 30, 2024.
DIVIDEND
On June 26, 2025, the Company's Board of Directors declared a second quarter dividend of $0.37 per share. The second quarter dividend included an increase of one cent per share from the level paid in each of the preceding four quarters. The dividend was paid on July 18, 2025, to shareholders of record as of July 8, 2025.

ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $3.17 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	June 30, 2025	December 31, 2024	June 30, 2024
Assets
Cash and due from banks	$27,360	$27,636	$27,816
Interest-bearing deposits in other banks	3,253	22,100	33,133
Securities available-for-sale	278,248	274,680	273,501
Securities held-to-maturity	367,873	369,704	377,522
Restricted equity securities, at cost	7,734	7,203	7,110
Loans	2,394,007	2,340,940	2,247,670
Less allowance for credit losses	24,829	24,871	24,693
Net loans	2,369,178	2,316,069	2,222,977
Accrued interest receivable	19,386	13,976	17,760
Premises and equipment	28,198	27,855	27,929
Other real estate owned	—	173	208
Goodwill	30,646	30,646	30,646
Other assets	67,634	66,968	66,342
Total assets	$3,199,510	$3,157,010	$3,084,944
Liabilities
Demand deposits	$291,150	$292,255	$270,858
NOW deposits	590,536	676,107	609,878
Money market deposits	388,214	376,627	317,133
Savings deposits	256,584	265,451	268,472
Certificates of deposit	774,521	702,632	728,410
Certificates $100,000 to $250,000	231,926	225,106	219,732
Certificates $250,000 and over	172,406	187,073	163,597
Total deposits	2,705,337	2,725,251	2,578,080
Borrowed funds	196,170	146,278	230,620
Other liabilities	32,509	32,988	31,576
Total Liabilities	2,934,016	2,904,517	2,840,276
Shareholders' equity
Common stock	112	112	111
Additional paid-in capital	72,795	71,832	70,942
Retained earnings	229,511	222,823	215,999
Net unrealized loss on securities available-for-sale	(37,235)	(42,671)	(43,369)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(60)	(47)	(51)
Net unrealized gain on cash flow hedging derivative instruments	84	157	733
Net unrealized gain on postretirement costs	287	287	303
Total shareholders' equity	265,494	252,493	244,668
Total liabilities & shareholders' equity	$3,199,510	$3,157,010	$3,084,944
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,205,861	11,155,528	11,139,639
Book value per common share	$23.69	$22.63	$21.96
Tangible book value per common share	$20.94	$19.87	$19.20

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the six months ended		For the quarter ended
	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024
Interest income
Interest and fees on loans	$68,938	$62,043	$35,014	$33,924	$31,839
Interest on deposits with other banks	107	134	51	56	56
Interest and dividends on investments	9,489	9,369	4,760	4,729	4,663
Total interest income	78,534	71,546	39,825	38,709	36,558
Interest expense
Interest on deposits	38,994	38,993	19,725	19,269	19,816
Interest on borrowed funds	3,332	2,598	1,691	1,641	1,667
Total interest expense	42,326	41,591	21,416	20,910	21,483
Net interest income	36,208	29,955	18,409	17,799	15,075
Credit loss expense (reduction)	878	(1)	486	392	512
Net interest income after provision for credit losses	35,330	29,956	17,923	17,407	14,563
Non-interest income
Investment management and fiduciary income	2,653	2,457	1,336	1,317	1,269
Service charges on deposit accounts	1,070	1,041	539	531	542
Mortgage origination and servicing income	416	319	221	195	189
Debit card income	2,456	2,519	1,286	1,170	1,333
Other operating income	1,536	1,461	747	789	824
Total non-interest income	8,131	7,797	4,129	4,002	4,157
Non-interest expense
Salaries and employee benefits	13,126	11,642	6,276	6,850	5,585
Occupancy expense	1,753	1,709	876	877	843
Furniture and equipment expense	2,900	2,766	1,438	1,462	1,377
FDIC insurance premiums	1,395	1,126	701	694	562
Amortization of identified intangibles	13	13	6	7	6
Other operating expense	5,856	5,755	2,902	2,954	2,877
Total non-interest expense	25,043	23,011	12,199	12,844	11,250
Income before income taxes	18,418	14,742	9,853	8,565	7,470
Applicable income taxes	3,278	2,550	1,790	1,488	1,299
Net Income	$15,140	$12,192	$8,063	$7,077	$6,171
Basic earnings per share	$1.37	$1.10	$0.73	$0.64	$0.56
Diluted earnings per share	$1.35	$1.10	$0.72	$0.63	$0.55

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the six months ended		As of and for the quarter ended
	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024

Summary of Operations
Interest Income	$78,534	$71,546	$39,825	$38,709	$36,558
Interest Expense	42,326	41,591	21,416	20,910	21,483
Net Interest Income	36,208	29,955	18,409	17,799	15,075
Credit loss expense (reduction)	878	(1)	486	392	512
Non-Interest Income	8,131	7,797	4,129	4,002	4,157
Non-Interest Expense	25,043	23,011	12,199	12,844	11,250
Net Income	15,140	12,192	8,063	7,077	6,171
Per Common Share Data
Basic Earnings per Share	$1.367	$1.104	$0.727	$0.639	$0.559
Diluted Earnings per Share	1.353	1.095	0.720	0.633	0.554
Cash Dividends Declared	0.730	0.710	0.370	0.360	0.360
Book Value per Common Share	23.69	21.96	23.69	23.19	21.96
Tangible Book Value per Common Share	20.94	19.20	20.94	20.44	19.20
Market Value	25.41	24.85	25.41	24.72	24.85
Financial Ratios
Return on Average Equity[1]	11.73%	10.04%	12.31%	11.13%	10.16%
Return on Average Tangible Common Equity[1]	13.31%	11.49%	13.95%	12.64%	11.63%
Return on Average Assets[1]	0.96%	0.82%	1.01%	0.91%	0.82%
Average Equity to Average Assets	8.19%	8.18%	8.23%	8.15%	8.10%
Average Tangible Equity to Average Assets	7.22%	7.15%	7.27%	7.17%	7.08%
Net Interest Margin Tax-Equivalent[1]	2.50%	2.21%	2.52%	2.48%	2.21%
Dividend Payout Ratio	53.40%	64.31%	50.89%	56.34%	64.40%
Allowance for Credit Losses/Total Loans	1.04%	1.10%	1.04%	1.05%	1.10%
Non-Performing Loans to Total Loans	0.25%	0.11%	0.25%	0.25%	0.11%
Non-Performing Assets to Total Assets	0.19%	0.09%	0.19%	0.19%	0.09%
Efficiency Ratio	54.63%	58.70%	52.39%	56.93%	56.35%
At Period End
Total Assets	$3,199,510	$3,084,944	$3,199,510	$3,187,372	$3,084,944
Total Loans	2,394,007	2,247,670	2,394,007	2,383,150	2,247,670
Total Investment Securities	653,855	658,133	653,855	656,844	658,133
Total Deposits	2,705,337	2,578,080	2,705,337	2,711,335	2,578,080
Total Shareholders' Equity	265,494	244,668	265,494	259,681	244,668
[1]Annualized using a 365-day basis for 2025 and a 366-day basis for 2024.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2025 and 2024.

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024
Net interest income as presented	$36,208	$29,955	$18,409	$17,799	$15,075
Effect of tax-exempt income	1,409	1,355	698	$711	686
Net interest income, tax equivalent	$37,617	$31,310	$19,107	$18,510	$15,761
The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and provision for credit losses on securities from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024
Non-interest expense, as presented	$25,043	$23,011	$12,199	$12,844	$11,250
Net interest income, as presented	36,208	29,955	18,409	17,799	15,075
Effect of tax-exempt interest income	1,409	1,355	698	711	686
Non-interest income, as presented	8,131	7,797	4,129	4,002	4,157
Effect of non-interest tax-exempt income	96	91	48	48	45
Adjusted net interest income plus non-interest income	$45,844	$39,198	$23,284	$22,560	$19,963
Non-GAAP efficiency ratio	54.63%	58.70%	52.39%	56.93%	56.35%
GAAP efficiency ratio	56.48%	60.95%	54.13%	58.91%	58.50%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024
Average shareholders' equity as presented	$260,248	$244,202	$262,663	$257,807	$244,321
Less intangible assets	(30,798)	(30,824)	(30,801)	(30,801)	(30,827)
Tangible average shareholders' equity	$229,450	$213,378	$231,862	$227,006	$213,494
To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the six months ended		For the quarters ended
In thousands of dollars	June 30, 2025	June 30, 2024	June 30, 2025	March 31, 2025	June 30, 2024
Net Income, as presented	$15,140	$12,192	$8,063	$7,077	$6,171
Add: credit loss expense (reduction)	878	(1)	486	392	512
Add: income taxes	3,278	2,550	1,790	1,488	1,299
Pre-Tax, pre-provision net income	$19,296	$14,741	$10,339	$8,957	$7,982

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com